Exhibit 23.1

Report on Financial Statement Schedule

and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pope & Talbot, Inc.:

The audits referred to in our report dated March 30, 2006, with respect to the consolidated financial statements of Pope & Talbot, Inc., included the related financial statement schedule as of December 31, 2005, and for each of the years in the three-year period ended December 31, 2005, included in the Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-120188) and Forms S-8 (File Nos. 333-92255, 33-34996, 333-04223, 333-72737, 33-64764, 333-60586, 333-121397 and 333-124757) of Pope & Talbot, Inc. of our reports dated March 30, 2006, with respect to the consolidated balance sheets of Pope & Talbot, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Pope & Talbot, Inc.

Our report dated March 30, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company has not maintained effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness in the Company’s internal control over financial reporting on the achievement of the objectives of the internal control criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and contains an explanatory paragraph that states the Company’s processes and procedures for management oversight and review of the Company’s income tax accounting practices did not operate effectively.

Our report dated March 30, 2006 contains an explanatory paragraph that states that the Company has significant borrowings which require compliance with financial covenants subject to quarterly measurement and has suffered recurring losses, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/  KPMG LLP

Portland, Oregon

March 30, 2006